Exhibit 15.1

May 8, 2009

The Board of Directors and Shareholders

MCG Capital Corporation

We are aware of the incorporation by reference in the Registration Statement (Form S-8 No. 333-137565) pertaining to the Amended and Restated 2006 Employee Restricted Stock Plan of MCG Capital Corporation and the 2006 Non-Employee Director Restricted Stock Plan of MCG Capital Corporation of our report dated May 8, 2009 relating to the unaudited consolidated interim financial statements and schedules of MCG Capital Corporation included in its Form 10-Q for the three month periods ended March 31, 2009 and 2008.

/s/ Ernst & Young LLP